Exhibit 10.7
Corporate Office 40 Pacifica, Suite 900 Irvine, California 92618 USA

November 4, 2014

Barry Sando
1 CoreLogic Drive
Westlake, TX 76262

RE: Amendment to Employment Agreement

Dear Barry:

This letter (this “Letter”), effective as of October 6, 2014, describes certain changes to the terms and conditions of your employment and, once signed, will serve as an amendment to the Employment Agreement between you and CoreLogic, Inc. (the “Company”), dated May 3, 2011, which incorporates the June 16, 2014, Amendment to Employment Agreement (collectively, “Employment Agreement”). Any terms used in this Letter that are not defined herein have the definition ascribed to them in the Employment Agreement. Note that you are referenced as “the Executive” herein.

This Letter, when fully executed, together with the Employment Agreement, which specifically incorporates the Confidential Information and Inventions Agreement you executed and corporate policies of the Company, reflects the entire agreement regarding the terms and conditions of your employment. Unless expressly modified by this Letter, the terms and conditions of the Employment Agreement will remain the same. To the extent that the terms of this Letter are inconsistent with the terms of your Employment Agreement, this Letter supersedes the terms of your Employment Agreement.

Section 1.2 of the Employment Agreement is hereby amended and restated in its entirety as follows:

Duties. During the Period of Employment, the Executive shall serve the Company as its Senior Executive Vice President, Group Executive of the Corporation, and shall have such other duties and responsibilities as the Chief Operating & Financial Officer (the “COFO”) or the Chief Executive Officer (the “CEO”) shall determine from time to time. The Executive shall be subject to the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company’s Code of Conduct, as it may change from time to time). During the Period of Employment, the Executive shall report directly to the COFO.

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By executing this Letter, you confirm your decision to accept the amendment to the terms of your Employment Agreement and you agree that your employment will continue to be governed by the Employment Agreement, as amended by this Letter.

I have provided you two originals of this letter. Please sign both originals, and return one original to me no later than November 10, 2014.

Very truly yours,

CoreLogic, Inc.

/s/ Anand K. Nallathambi

Anand K. Nallathambi
President & Chief Executive Officer

Read, understood, consented to, and agreed to as of this 10th day of November, 2014:

/s/ Barry M. Sando
Barry M. Sando

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